Exhibit 99.2
MRV COMMUNICATIONS
July 27, 2005
4:30 p.m. EDT
Operator
Good day, ladies and gentlemen thank you for your patience and welcome to the MRV Communications second quarter results conference call. My name is Bill and I will be your conference coordinator.
[OPERATOR INSTRUCTIONS]. I would now like to turn the conference over to your host, Ms. Anne-Marie Frisch from the Investor Relations Department. Please proceed ma’am
Anne-Marie Frisch — MRV Communications — Investor Relations Officer
Thank you, Bill and good afternoon, everyone. Thank you for joining us today to discuss MRV’s second quarter of 2005 financial results. I am joined by Noam Lotan, President and CEO and Shay Gonen, CFO of MRV Communications, as well as Near Margalit, CEO of Luminent Inc.
Earlier this afternoon, the company issued a press release reporting its second quarter financial results. Our financial presentation designed to guide participants through the call will also be available. The press release and presentation can be viewed at ir.mrv.com. For reference we’ve arranged a tape replay of this call, which can be accessed by phone. The replay takes effect approximately one hour after the call’s conclusion and will be available for 48 hours. The dial-in number for this replay is (617) 801-6888, access code 57370330. This call is also being Web cast live with a web replay available. These may both be accessed from the “Investor Relations” section of MRV’s Web site at ir.mrv.com.
Before we begin, I would like to make a brief statement regarding forward-looking remarks. Certain comments made in this presentation maybe characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. Those statements involve a number of factors that could cause actual results to differ materially.
Additional information concerning these factors is contained in the company’s filing with the SEC. Copies are available from the SEC, from the MRV Web site at ir.mrv.com or from our Investor Relations Department. I would now like to turn the call over to Noam Lotan, MRV’s President and CEO. Noam?
Noam Lotan — MRV Communications — President and Chief Executive Officer
Thank you Anne-Marie. Good afternoon and thanks for joining us today. We are pleased with the results of the second quarter and with our prospects for the second half of the year.
Revenues were at the upper end of our expectations. We guided for a range of $62 to $66 million, actual revenue came close to $65 million. The activity level in North America was strong for our two business segments, network equipment and optical components. It gives us better visibility and confidence for the second half of ‘05. In the first quarter, we reported revenue shortfall. This was due to a general weakness in our European networking business and in FTTP. I am pleased to report to you that both improved in Q2.
With respect to the bottom line, MRV Networking and optical components business segments lowered our sequential losses from operations. The networking group was practically at break even with an operating loss of $53,000 and the optical component group narrowed their operating losses by nearly $1 million from $2.7 to $1.7 million.
Key highlights. During our last call, we informed you of the product transition for FTTP deployments in North America, specifically as it relates to the Verizon files program. Verizon is in process of migrating to a second-generation home gateway or ONT. This is the new 611 platform from Vintage Systems(ph), now Telapse(ph). They also selected Motorola as the second source in addition to Telapse. These two events resulted in reduced shipments of Integrated tri-collectors ITRs as well as short-term visibility last quarter.
I am pleased to say that the transition to the next generation ITR is now behind us and the program is moving ahead with both Teleapse (ph)and Motorola. Verizon, Bellsouth and SBC are at an early stage of their fibee bills. We are the dominant leader in components for FTTP networks in North America and we are confident we can retain our leadership. Near Margalit Luminent Inc. CEO would address the FTTP deployment and would provide more specific details in a few minutes.
With respect to our network equipment business, Shay Gonen our Chief Financial Officer and I will provide more details. I would like to turn the call now to Shay. Shay?
Shay Gonen — MRV Communications — Chief Financial Officer
Thank you, Noam and good afternoon everyone. During my discussion I will review our financial results for the second quarter of ‘05 and also discuss our results by operating segments. I will conclude with an update of our expectations for third quarter performance.
During my discussion I may use the phrase this quarter when referring to the second quarter ended June 30, ‘05 and last quarter when referring for to the first quarter ended March 31, ‘05. This quarter our revenues were $64.6 million compared to $62 million last quarter and $67.2 million for the same period of last year. Revenues increased 4% sequentially as our networking group performance improved. Year-over-year, our revenues decreased 4% as a result of lower switches and routers and revenues in Europe partially offset by the growth of our FTTP shipments in North America.
Our revenues in Europe represented 71% of total revenues this quarter a sequential increase of $4.4 million or 11%. This seasonal increase is typical for European business in the second quarter of the year. Our year over year revenues in the Americas grew 7% to $15.4 million as a result of our optical components and FTTP business.
Sequentially, our revenues in the Americas decreased by $2.3 million due to conditions to the next generation of FTTP components discussed in our last conference call. This condition was successfully completed and we have resumed shipping in that next generation FTTP components.
Revenues generated from the sale of third-party products through European System Integration and distribution were 46% for of our total revenues this quarter compared to 40% last quarter. This quarter we reported a net loss of $0.04 per share compared to $0.06 per share last quarter and loss of $0.03 in the same period of last year.
Our gross margin increased sequentially to 35% of revenues. In absolute dollars, gross profit increased $1.3 million to $22.4 million this quarter compared to $21 million last quarter. This improvement is due to increased margins in our Optical Component Group. Our total operating expenses have remained at a $24.5 million level for the first and second quarter of ‘04 and ‘05. We were able to maintain this level of operating costs even with a year-over-year weakening of the US dollar compared to the Euro and other foreign currencies. On a constant currency basis, our operating costs and expenses decreased year-over-year by 1%.
This quarter we reported interest expense of $1.7 million compared to $0.8 million last quarter. This increase in interest expense was due to losses from changes in the fair market value of certain interest rate swaps and higher interest rates on our short-term debt.

Our CapEx this quarter was $0.7 million or less than 1% of reported revenues. Our depreciation expense was $1.8 million this quarter compared to $1.9 million last quarter. Our Optical Component Group accounted for $0.2 million of all CapEx and $1.2 million depreciation expense this quarter.
I will now discuss our results by operating segments. I will begin with our Networking Group. Our Networking Group revenues increased sequentially 9% to $54.7 million this quarter compared to $50.2 million last quarter and decreased by 7% compared to $58.8 million year-over-year. Sequentially, we realize increases in revenue in all of our Networking Group product lines except for physical air products, which likely decreased. Physical air products revenues were 26% of Q2 revenues compared to 29% in Q1 and increased 13% or $2 million year-over-year.
Our physical air product revenues remain strong despite a sequential decrease of $1 million or 6%. Our WDN fiber driver and London driver product line offering gained tremendous attraction this quarter both in our North American and European markets. These products are used by carriers to offer advanced metro Ethernet services to their business customers. We also introduced our 288 port chassis in our cost connects product line which had greater flexibility for larger networks by allowing any to any port physical air switching to enable carriers, IT manager and lab engineers to dynamically reconfigure the network infrastructure. We are very encouraged by the momentum of this product.
Our gross margin for the networking group was 38% this quarter compared to 40% last quarter. In absolute dollars, our gross profit increased by $0.6 million or 3% to $20.7 million. Our gross margin decreases due to increase in sales of third-party products quarter, which yield in lower gross margin than our average. Our networking group operating loss was at break-even this quarter compared to $0.6 million operating loss last quarter.
I will now discuss the operating results of our optical components group. Revenues from our optical components group decreased sequentially by 19 % to $10.6 million this quarter compared to $13.1 million last quarter, but increased 26% or $1.8 million year-over-year. This quarter revenues from the FTTP components were $5.4 million compared to $7.9 million last quarter. The decrease in these revenues was due to transition of the next generation of FTTP components discussed in our last call. This transition was successfully completed and we have begun shipping to the next generation of FTTP components.
Gross profit improved to $1.7 million or 16% of revenues, compared to $1 million or 8% of revenues in the first quarter. If you look at the trend in gross margins our optical components business, our average quarterly gross margins for 2004 was 14%.
Our gross margins declined in the first quarter of this year due to costs incurred for the transitional production of the next generation FTTP components and to the Far East and reduction of certain legacy business. The second quarter gross margins have returned to the level achieved last year and we continue to target our margins at this level for the foreseeable future.
Our ability to maintain and improve gross margins will be achieved through higher volume and economies of scale and design innovation to reduce our per unit cost. Our optical component group continues to decrease its production and operating cost this quarter over last quarter, which resulted in the reduction and its operating loss to $1.7 million compared to $2.7 million for the first quarter of ‘05.
I will now discuss certain balance sheet items. It’s important to note that we evaluate segment performance based on revenues and operating expenses of the experiment. We do not evaluate segment performance on additional information including balance sheet items. As of June 30, ‘05 our consolidated cash, cash equivalents short-term and long-term optimal securities and time deposits were $73.1 million compared to $79.2 million last quarter.
Our cash decreased $6.1 million from last quarter. The reduction in our cash position is due to timing of before payment to our vendors, deduction in our short-term debt and through our net operating losses. Our accounts payable decreased $3.8 million to $34.3 million this quarter. Our short-term debt also decreased by $1.6 million to $21.9 million this quarter. Accounts receivables decreased $1.1 million to $67 million this quarter and our day sales outstanding decreased to 94 days this quarter compared to 100 days last quarter.

Inventory decreased 0.4 million to 44 million this quarter and days in inventory decreased were 95 days this quarter compared to 98 days last quarter. As for the expectations for third quarter, we expect our revenues in the next quarter to be within the range of $62 to $66 million. The third quarter is additionally our slowest quarter of the year due to the seasonality in Europe and it is expected to have an impact on our results. Therefore we anticipate our net loss to remain in the range of $0.04 to $0.05 per share. I would like now to turn the call back to you on Noam Lotan President and CEO. Noam Please.
Noam Lotan — MRV Communications — President and Chief Executive Officer
Thank you, Shay. MRV Communications as you know is comprised of two distinctly separate and different business units. Our network equipment group and our optical component group. Luminent OIC is executing well on it goal of maintaining market share leadership in FTTP components.
Luminent OIC’s products to profitability is tied to riding the learning curve and reducing costs based on expected increase in unit volume.
Luminent OIC has a roadmap of innovation in FTTP both carriers and MSOs race to provide triple play to residential customers. Further fueling this race is IPTV. IPTV has the ability to offer a la carte programming as opposed to conventional vote casting.
Verizon and a lesser extent SBC and Bellsouth are building direct connections to the home with an FTTP infrastructure. This direct connections will provide faster and more reliable service. As Near will discuss in a moment, Luminent OIC’s roadmap for the next generation integrated triplexes is aimed at accommodating both the standard cable TV signaling including HDTV as well as IPTV.
Let’s discuss MRV. It’s important for mention that on an operational basis MRV network equipment business was profitable last year and close to break-even for the first six months of ‘05. In metro Ethernet we addressed the fast growing market which according to analysts would reach $400 million this year. Based on this estimate we believe that MRV has approximately 10% share of the metro Ethernet market comprising of customer access gear and edge switches and routers. Metro Ethernet is a growth market which is expected to double next year and then double again in ‘07.
To reach profitability, MRV needs to execute well and take advantage of the market opportunity in metro Ethernet. We have two key advantages that we need to leverage on.
First, we have innovative products and second we enjoy access to market to partnerships and other vendor into our own system channel in Europe. With respect to product advantage, MRV has a complete fleet of products for implementing metro Ethernet services. In early June, during the SuperCom trade show, we announced the metro Ethernet services platform, the OS9000. It’s the first all in one platform that aggregate gigabit Ethernet, IPNP alert services and a built-in WDM optical transport. This product truly brings together the best of MRV — our pioneering work in Ethernet demarcation, our optical expertise and our participation in setting MPLS standards.
Our products are interoperable with other metro and core router vendors. Carriers in Europe using Metro Ethernet equipment support hundreds of thousands of customers in North America, more and more services are migrating from traditional funded architecture to IP over Ethernet over fiber. This is an opportunity for MRV. The OS9000 is currently in evaluation with volume shipment expected to start in Q4.
Now, with respect to my second point, access to markets. We work closely with carries in the Americas, Europe, Israel and Japan. In Europe we have a system integration platform setting both MRV and third party products. Growth requires better channel developments and increased presence in certain geographies and verticals. Accordingly we plan to increase our worldwide sales and support organization.
Our goal is to enhance the ability of our sales force and system integrations business to sell more complex MRV-powered networks. Naturally the additional sales personnel will contribute to some incremental expenses. While we have held operating expenses at a constant level for over eight quarters, we determined that investment in sales support and marketing resources is required in order to assure growth of our networking businesses.
We will continue to watch our operating expenses closely, but we are confident that the investment will pay off. At this point I would like to turn the call over to Near Margalit, CEO of Luminent OIC.
Near Margalit — MRV Communications — Chief Executive Officer of Luminent Inc.
Thank you, Noam. Luminent OIC is the dominant leader in compiling FTTP optical component for the North American market. We are committed to maintaining our leadership position for the long haul. Even though the FTTP industry is in its infancy our early technological leadership enables us to establish long-term relationships, as well as achieve the lowest long-term manufacturing cost.
Currently we see three dominant players in FTTP being Telapse Motorola and Alcatel. All three are in our top five customers They’d supply nearly 100% of the FTTP and FTTN systems to the top three US outbox (ph). Verizon, SBC and Bellsouth. In each case, we are the largest supplier of Q5 optical components in the home ONT, or optical network terminal.
Competition for the design win has and we will continue to be intense, however in many cases we have been able to maintain 100% market share. Although we do not see 100% market share as a sustainable long-term situation, we continue to be confident in our dominance of this industry. Specifically in this quarter, we came to a multiyear agreement with Alcatel for the supply of both B-Pon and G-Pon optical Transceivers for OLT and ONT equipment. This agreement includes a multiyear pricing strategy both around the long-term partnership. We see high-speed G-Pon or 2.5 gigabit downstream and 1.25 giga bit upstream fiber to the home as the future of residential access network and view Alcatel as a leading supplier of this technology.
Details of any long-term agreement with any of our OEMs are held under strict confidence and so we will not be able to discuss specifics related to any of them. We can say however that we have been happy with our progress at all our strategic customers.
And that all the three key customers will continue to contribute a substantial portion of our FTTP revenue for the foreseeable future.
One of the most critical elements for maintaining our market position is to ensure we have always had the lowest cost of manufacturing. It consists of the lowest labor cost, lowest material costs and low manufacturing overhead. As we have discussed in previous calls, we have been on an aggressive program to move production out of the US facility and into our directly owned facility in Taiwan and into our contract manufacturer in China.
We have past audits of our full production by key customers. We can fully build the most complex products that innovative Triplexer Transceivers without the use of any direct US labor. In the last six months, we have been presented with many questions on how future technological developments could potentially affect our market leadership.
I would like to spend a moment on highlighting the relevant issues. The first was the use of video over lay wavelengths to deliver cable TV service. This is the preferred architecture for Verizon Vios(ph) deployments that allows a seamless delivery of many HTTV channels that is necessary over a broadcast environment. An alternative is that environment is delivery both the narrow cast and broadcast content over a broadband data connection also known as IPTV. This methodology is the preferred architecture for the SBC project life beat.
In each case, Luminent OIC provide a Transceiver that converts the light signal into an electrical signal at the home ONT box. In the case of the video overlay, the Luminent OIC Triplexer converts both the data and cable TV channels into electrical signals. In the case of non-video overlay, we also provide a diplexer transceiver solution. There are significant technical barriers to providing the cable TV or receiver solution. This complexity is benefit. It allows Luminent OIC with its extensive experience in this field to provide more value to our customers relative to emerging competitors.

In addition to the video overlay versus non-video overlay discussion, let me spend a minute on B-Pon versus G-Pon. B-Pon is a more matured standard and it’s currently used for deployment. G-Pon provides for a higher data rates at highest 2.5 gigabytes per second downstream and 1.25 gigabits per second upstream. Both standards can be deployed with or without cable TV overlay.
G-Pon components require more advanced optics, to again providing room to add value to our customers. We expect there to be a transition from the currently B-Pon standard to G-Pon over the next couple of years. Specifically we expect some deployments of G-Pon in the second half of 2006 and larger scale deployments in 2007. As with any technological change, we both see it as an opportunity and a threat to our dominant market position. We see however that ability to leverage our current B-Pon volume to provide a solution for G-Pon that is both the lowest cost and technically superior to competitors.
Looking now at the shorter term, revenues for Q2 were $10.6 million of which $5.4 million came from FTTP components. Although this value is substantially below the Q1 revenue numbers, this value was a positive surprise relative to our expectations on our last conference call. The wind-down and production of our third generation FTTP Triplexer Transceiver and as up resulting in higher than expected revenue for Q2. Our fourth generation Triplexer Transceiver is now on full production in China and production volumes have been scaling up.
Our Metro Transceiver product line, as we going on a sequential basis for three quarters totaling $3 2 million in Q2. The remaining $2 million of the revenue is composed of the discreet optical components primarily sold to test equipment manufacturers and other optical Transceiver suppliers. The largest customer for our discreet optical components is a Chinese-based optical transceiver manufacturer, again pointing to the low cost manufacturing structure and ability to meet ultra low cost points.
Gross margins for the quarter were 16%. We continued to be very aggressive on our FTTP pricing, as we believe the industry in its early stages. This puts pressure on our immediate gross margins but we are confident in the long run we can develop this part of our business into a healthy and profitable enterprise. Now I would like to turn the call over to the operator for Q&A.
Q U E S T I O N S   A N D   A N S W E R S
Operator
[OPERATOR INSTRUCTION]. The first question is line Dave Kang from Roth Capital. Please proceed sir.
Dave Kang — Roth Capital — Analyst
Thank you good afternoon, guys. The first question is Telapse actually reported their results yesterday and what they said in the conference call is that they have completed the first phase of testing at Verizon and they are in the process of finalizing or completing the test. And it sounds like they are just completing the transition so does that mean Telapse are building inventories at this point and taking shipment it is from you guys?
Near Margalit — MRV Communications — Chief Executive Officer of Luminent Inc.
We can’t say specifically what Telapse doing with our product, but we are building in quantities right now the fourth generation triplexer for shipment to Telapse.
Dave Kang — Roth Capital — Analyst
I think you said and I just wanted to clarify you are shipping to Motorola for Verizon business as well? That’s more of a fourth quarter event.

Near Margalit — MRV Communications — Chief Executive Officer of Luminent Inc.
We didn’t specify other than Motorola continues to be a significant customer for the integrated triplexer Transceiver.
Dave Kang — Roth Capital — Analyst
Got it. Your competitor based in New Jersey, they claim they got the Telapse/Verizon — I saw them at a recent conference and that’s what they are telling folks. Can we clear up this situation. Who has what as far as Telapse and Verizon business is concerned?
Noam Lotan — MRV Communications — President and Chief Executive Officer
Like we said in the script, we don’t think 100% market share position will be sustainable in the long run, but we are confident that we will be the dominant of flyer.
Dave Kang — Roth Capital — Analyst As far as this Alcatel contract for ONT and OOT, is that primarily for SBC or does that involve other carriers as well? Confidential?
Noam Lotan — MRV Communications — President and Chief Executive Officer
Basically we have an agreement with them for their product. They deploy it, I assume, worldwide I assume including SBC
Dave Kang — Roth Capital — Analyst
Just lastly, I was hoping if you can just for modeling sake, what should our expectation be as far as triplexer and optical components for the third quarter?
Shay Gonen — MRV Communications — Chief Financial Officer
I think we are guiding essentially that with our revenue is going to go up to levels of previous quarters.
Dave Kang — Roth Capital — Analyst
I think December was the peak? So you feel pretty comfortable with December quarter level then?
Shay Gonen — MRV Communications — Chief Financial Officer
In the ballpark range of previous quarters.
Dave Kang — Roth Capital — Analyst
Fair enough. Thank you very much.
Shay Gonen — MRV Communications — Chief Financial Officer
Thank you
Operator
Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Yare Rainier (ph) of CIBC. Please proceed.
Yare Rainier — CIBC — Analyst
Hi guys, couple of quick questions. First I know it’s probably a little bit early to tell, but how do you see the size of FTTP market in ‘06? How big of an opportunity is this for you guys?

Noam Lotan — MRV Communications — President and Chief Executive Officer
It’s a good question. I think it heavily depends on rates on take rates, on the Verizon deployment. Let’s say probably ranges from 300,000 units to 1 million for the year for ‘06, It’a pretty wide range.
Yare Rainier — CIBC — Analyst
And at that range, what do you think your pricing would be?
Near Margalit — MRV Communications — Chief Executive Officer of Luminent Inc.
I would like to say I imagine if you are talking about 300,000 units, the pricing was going to be less aggressive than if it’s 1 million units.
Shay Gonen — MRV Communications — Chief Financial Officer
I don’t think that necessarily is a safe assumption.
Yare Rainier — CIBC — Analyst
Okay. Good to know. The other question is in terms of SBC, some whispers out there that there are some delays, perhaps in deployment that perhaps some regulatory issues are also causing some delays. Have you seen anything in that regard?
Noam Lotan — MRV Communications — President and Chief Executive Officer
I think there two aspects at the SBC deployment. There is fiber to the node and fiber to the prem aspect of the deployment. We have seen recently a shift of the balance of number of units where they publicly stated shifting more units to fiber to the deployments, which is obviously better for that type of business that we are in relative to fiber to the node. It’s still early stage in terms of the — really seeing volume for that.
Yare Rainier — CIBC — Analyst
What do you see as being behind that shift?
Noam Lotan — MRV Communications — President and Chief Executive Officer
I couldn’t speculate. I think there is a lot of industry chatter on reasoning behind that. Obviously, fiber to the prem certainly is a future proof solution.
Yare Rainier — CIBC — Analyst
That’s it for me. Thanks, guys.
Operator
Thank you very much, ladies and gentlemen. Your next question comes from the line of Mr. Greg Waters of Investors Asset Management. Please proceed sir.
Greg Waters — Investors Asset Management — Analyst
Good afternoon. First question, this is kind of beating a dead horse, but is there any updates on Charlotte’s Web or whatsoever at any point it might come out or any final phases?

Noam Lotan — MRV Communications — President and Chief Executive Officer
I certainly wouldn’t classify it as a dead horse. Quite the controversy Greg
Greg Waters — Investors Asset Management — Analyst
I am sorry the dead horse as far as me asking the same question over and over is what I meant?
Noam Lotan — MRV Communications — President and Chief Executive Officer
Certainly not. We are in the process of bringing products to market and it’s a complex product and the high performance and takes a little longer. We are definitely planning to commercialize some of the products from Charlotte’s web.
Greg Waters — Investors Asset Management — Analyst
Do we have a time frame on that?
Noam Lotan — MRV Communications — President and Chief Executive Officer
Let’s put it this way. It’s to say over the next two quarters, we will start at least trials and see how the test runs.
Greg Waters — Investors Asset Management — Analyst
Okay. You signed an agreement with U.S. supplier this quarter that is a pretty big supplier I guess, to Verizon. What types of products would you see being sold through that and into what market?
Noam Lotan — MRV Communications — President and Chief Executive Officer I think you referred to the agreement that we have with the new gold partner, city of America who has channels into three of the four, particularly Verizon in this specific case. This is related to our console management products. Basically designed to allow carriers to control network equipment in the central offices, controlling temperature, power, alarms and various elements of a serial port that you can control through. So this is a — It’s specifically related to a product we announced three months ago, four months ago that is a carrier-ready type of console server. I think this is something we have begun shipment and I wouldn’t peg a number on that because it’s a lot of work in process that needs to happen. It will happen. I think it’s a good start, if not the first carrier that is adopting this product line. We are excited about that.
Greg Waters — Investors Asset Management — Analyst
Great. Thanks a lot.
Operator
Thank you very much, sir. [OPERATOR INSTRUCTIONS] The next question comes from the line of Mr. Tim Coulis of Mayo Capital. Please proceed sir.
Tim Coulis — Mayo Capital — Analyst
Hey guys. I wanted to get a sense of what kind of revenue levels you need to get leverage on the optical side. You had very nice improvement sequentially, but I’m wondering what level you think you will start to see the gross margins ramp up?
Noam Lotan — MRV Communications — President and Chief Executive Officer
In the range of $15-$20 million dollars would be our sweet spot.
Tim Coulis — Mayo Capital — Analyst

Okay. And then have you given any kind of longer term guidance as to what level that can go to?
Noam Lotan — MRV Communications — President and Chief Executive Officer
In terms of what the gross margin can go to?
Tim Coulis — Mayo Capital — Analyst
Yes.
Noam Lotan — MRV Communications — President and Chief Executive Officer
Generally I think we said that it caps out at around 25%.
Tim Coulis — Mayo Capital — Analyst
Okay. Okay. Can I just kind of just go back to the question that was asked earlier with respect to kind of the competitive environment as it relates to the ONT side? I’m hearing a lot of talk with regards to your product being ripped out of the infrastructure at Verizon and others. I know you are being conservative in terms of what you can and are willing to say, but this is a lot of misinformation out there. I didn’t know if this was a good time to try to address some of that that’s out there.
Tim Coulis — Mayo Capital — Analyst
Sure. I think you are referring to the central office card they replaced?
Noam Lotan — MRV Communications — President and Chief Executive Officer
Yes.
Noam Lotan — MRV Communications — President and Chief Executive Officer
We don’t supply the central optics for the Verizon department currently. We only supply the home optics.
Tim Coulis — Mayo Capital — Analyst
Okay. All right.
Noam Lotan — MRV Communications — President and Chief Executive Officer
Doesn’t have anything to do with us.
Tim Coulis — Mayo Capital — Analyst
Your comments with regard to 100% market share —
Noam Lotan — MRV Communications — President and Chief Executive Officer That’s for the home ONT market.
Tim Coulis — Mayo Capital — Analyst
For the ONT. At the moment you indicated you are supplying almost 100% of that into the FIOS roll out?
Noam Lotan — MRV Communications — President and Chief Executive Officer
That’s correct.

Tim Coulis — Mayo Capital — Analyst
Okay. Any sense of time frame as to when you think that you will be less than 100%? Are we talking in terms of six to 12 months in terms of qualifying a second product?
Noam Lotan — MRV Communications — President and Chief Executive Officer
I think it would be shorter than that, but we can’t really know more. In the range of probably one to two quarters.
Tim Coulis — Mayo Capital — Analyst
Good. Thank you.
Operator
Thank you very much, sir. (OPERATOR INSTRUCTION). Our next question is a follow-up from Dave Kang Roth Capital. Please proceed.
Dave Kang — Roth Capital — Analyst
The first question is regarding the third party business which increased to 46% from 40%. Can you just talk about your strategy. How come you reversed and I thought you were going to focus on your own products and just a comment here please.
Noam Lotan — MRV Communications — President and Chief Executive Officer
Our own products increased sequentially, but increasing third party was probably much more rapid. This is eventually percentage wise increased from 40 to 46. But our strategy is definitely focusing on products. Although we provide in Europe solutions for the carrier which include our products and third-party products together. I guess that answers your question.
Dave Kang — Roth Capital — Analyst Although to help clarify that, all of our third party sales occur in Europe. And Europe has traditionally a strong quarter in — Q2 is always a strong quarter as is Q4.
Noam Lotan — MRV Communications — President and Chief Executive Officer
Okay. And can you talk about, I think you talked about Lucent and ether net opportunities. Any update there by the fourth quarter you may have information for us. I know it’s only the third quarter, but any update as far as Lucent and Ethernet?
Noam Lotan — MRV Communications — President and Chief Executive Officer No specific update at this time.
Dave Kang — Roth Capital — Analyst
The next couple are for Near. You said 25% for optical gross margin. And at 25% can you be profitable?
Near Margalit — MRV Communications — Chief Executive Officer of Luminent Inc.
Definitely.
Dave Kang — Roth Capital — Analyst
Okay.

Near Margalit — MRV Communications — Chief Executive Officer of Luminent Inc.
I also mentioned in my script for the foreseeable future, you have to be in the same range currently, probably the range of 15-20%. 25% is more long-term rather than short-term.
Dave Kang — Roth Capital — Analyst
I understand.
Dave Kang — Roth Capital — Analyst
As far as SBC and Alcatel, I guess, like you said, it’s fiber to the node and fiber to the prem. It’s easy to quantify fiber to the prem, but can you help us to understand what the opportunity might be for fiber to the node? I guess you’ll be selling it to the OLT and not ONT there?
Near Margalit — MRV Communications — Chief Executive Officer of Luminent Inc.
It’s tough to quantify, but I think because it’s not a pawn-based architecture, it’s essentially like a direct point to point links to the nodes. I would say on a per home basis, at least 10 times less than optical components. Just as a rough estimate.
Dave Kang — Roth Capital — Analyst
Will you be selling the same product or different product?
Near Margalit — MRV Communications — Chief Executive Officer of Luminent Inc.
Totally different product.
Dave Kang — Roth Capital — Analyst
Totally different product with higher dollar content then?
Near Margalit — MRV Communications — Chief Executive Officer of Luminent Inc.
Not necessarily. I think you look at it as almost a traditional metro Tranceiver business.
Dave Kang — Roth Capital — Analyst
Got it.
Noam Lotan — MRV Communications — President and Chief Executive Officer
This is Noam here. Just to put things in perspective, Verizon with the projection, they are projecting 8 or 9 million homes and SBC in 18 million homes. And out of that 18, they announced that about 4 million of those will be FTTP and the rest of them, 14 will be fiber to the node.
Dave Kang — Roth Capital — Analyst
So as far as this Alcatel situation, are you primary, secondary or sole source? Any information there, please.
Noam Lotan — MRV Communications — President and Chief Executive Officer The only release was to say the statement that we put on the conference call. I don’t want to say anything more. We got a specific release on the statement.

Dave Kang — Roth Capital — Analyst
Got it. All right. Thank you, guys.
Operator
Thank you very much, sir. Ladies and gentlemen, your next question is from the line of Leo Sar Seeno of Sun Life of Canada. Please proceed, sir.
Leo Sar Seeno — Sun Life of Canada — Analyst
Yes. I have quick question — or quick couple of questions. The first is on your optical gross margins. You did a good job doubling them from 8-16% sequentially with revenues dropping about $2.5 million. Was this improvement due to the shift in production to Asia?
Shay Gonen — MRV Communications — Chief Financial Officer
This is Shay. As I mentioned before in the 1st quarter we had cost associated with our transition for production to China and Taiwan and also we had some legacy business that dropped so that is why especially the quarter was low. What happened this quarter we’re back to our normal margin. I guess that answers your question.
Leo Sar Seeno — Sun Life of Canada — Analyst
Okay. Just adding on to a question that was asked earlier — maybe in a different way, I’m trying to get a sense for the earnings leverage on a company-wide basis. Do you guys have any expectations on sort of overall revenues for the company to get back to a break even point or what are you modeling for a break even revenues? And do you have any sense as to how many quarters out that might be?
Shay Gonen — MRV Communications — Chief Financial Officer
Yes I think — what we are trying to communicate is that we are two distinctly different business units. Completely different. And each of them has its own momentum and its own profitability. Near explained what the long-term model is with gross margin and the ramp up in FTTP volume. What I stress side that the MRV networking business is on an operational basis already at — roughly at break even and I would say that in a matter of depending, of course, on the revenue mix, probably another 20% increase in its volume would definitely bring us well into profitability.
Leo Sar Seeno — Sun Life of Canada — Analyst
And one last quick question -
Shay Gonen — MRV Communications — Chief Financial Officer
Can I add to Noam’s?
Leo Sar Seeno — Sun Life of Canada — Analyst
Sure.
Shay Gonen — MRV Communications — Chief Financial Officer
Yes if you exclude Luminent from this discussion for a second, because I guess all of you have well understood that Luminent gain is volume and efficiency. Right? So in each of the volume goes up to the higher end of the expectation of the FTTP market, next season they continue to live in this market. They will definitely be able to provide for stability. The MRV since all blended margins are I got the 38 to 40% of revenues, you understand that in order to create a profitable model, we don’t need more than a few million dollars with some direct expenses of sales and marketing since our OpEx and our structure is well structured and healthy in order to provide growth without having substantially overhead in order to resume growth. So if we potentially — for the MRV side if we add another $5 to $10 million a quarter with the 40% margins, MRV can be profitable. And if Luminent can do the same thing next yea, both companies together can provide a profitable model.
Leo Sar Seeno — Sun Life of Canada — Analyst
Okay. So, you would be able to grow for a bit without adding expenses and —
Noam Lotan — MRV Communications — President and Chief Executive Officer
With adding just direct expenses.
Leo Sar Seeno — Sun Life of Canada — Analyst Direct expenses, all right so could I get a sense then as to what — you mentioned you hired some sales folks—
Noam Lotan — MRV Communications — President and Chief Executive Officer
We will hire. We plan to hire.
Leo Sar Seeno — Sun Life of Canada — Analyst
Do you have a sense as to how that’s going to impact operating expenses? Is there a general sense you can get is that a $200, $300,000 for a sales person or —?
Noam Lotan — MRV Communications — President and Chief Executive Officer
If you just take it as an isolated event without looking at the contribution to gross profits and just look at the OpEx, you can probably foresee an increase in the OpEx by anywhere between — say let’s take a $1 million over a let’s say we will — not instantly obviously about over a few quarters. $1 million a quarter or maybe, $1.5 million a quarter in 12 months increase in OpEx. But the contribution that we will get from that will more than offset the increase in OpEx.
Leo Sar Seeno — Sun Life of Canada — Analyst
Okay. Great. Thank you.
Noam Lotan — MRV Communications — President and Chief Executive Officer
Thank you.
Operator
Thank you very much, sir. That concludes our Q&A session for today. I would like to turn the call back over to our speaker Mr. Noam Lotan for any concluding remarks.
Noam Lotan — MRV Communications — President and Chief Executive Officer
I appreciate you all being on the call today. This is obviously an exciting time for us and we continue to focus on our — the two business units we were in. FTTP and metro Ethernet MRV Network Equipment. And then, we continue to focus on our strategy and we look forward to capitalize on the opportunities ahead. So, I want to thank you and I hope very much to see you on our next call. Thank you very much and have a good afternoon.
Operator
Thank you, sir. Thank you, ladies and gentlemen for your participation in today’s conference call. That concludes the presentation and you may now disconnect. Have a good day.

2nd Quarter 2005 Financial Results Teleconference July 27, 2005 20415 Nordhoff Street Chatsworth, CA 91311 818-886-6782 www.mrv.com

Q2 2005 Financial Review

AGENDA

Introduction	**Anne-Marie Frisch** Investor Relations
Overview & Highlights	**Noam Lotan** President and CEO
Financial Review	**Shay Gonen** CFO
Executive Review	**Near Margalit** CEO, LuminentOIC
Q & A Session	

Slide No. 2

Slide No. 3 Introduction Anne-Marie Frisch Investor Relations Noam Lotan President and CEO Overview & Highlights Shay Gonen CFO Financial Review Near Margalit CEO, LuminentOIC Executive Review AGENDA Q & A Session Q2 2005 Financial Review

Forward-Looking Statement Disclosure Q2 2005 Financial Review This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding MRV's expectations for future operating results. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors including, but not limited to: MRV's effectiveness in controlling expenses, fluctuation in demand for its products and services; a highly competitive business environment for network equipment and optical components; the possibility that MRV might experience delays in the development of new technology and products; customer response to its new technology and product; and a dependency on third parties for certain components and for the manufacturing of its products. MRV undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect MRV's business and financial results is included in its Report on Form 10-K on file with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, under the captions: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors." Any information contained herein should be read in conjunction with the July 27, 2005 Q2 2005 financial results press release with accompanying financial tables.

2nd Quarter 2005
Financial Results Teleconference

Opening Remarks and Executive Overview

Noam Lotan

President and Chief Executive Officer

Slide No. 4

MRV

2nd Quarter 2005 Financial Results Teleconference Opening Remarks and Executive Overview Slide No. 7 Noam Lotan President and Chief Executive Officer

2nd Quarter 2005
Financial Results Teleconference
Financial Review

Shay Gonen
Chief Financial Officer

Slide No. 5

MRV

2nd Quarter 2005 Financial Results Teleconference Financial Review Slide No. 9 Shay Gonen Chief Financial Officer

Q2 2005 Financial Review

Quarterly Results of Operations Highlights

($ thousands)	Q2-2005	Q1-2005	Q2-2004	Q o Q Q2/05 Vs. Q1/05 US$	%	Y o Y Q2/05 Vs. Q2/04 US$	%
Revenues	64,647	62,007	67,231	2,640	4%	(2,584)	(4%)
Gross profit	22,353	21,044	23,562	1,309	6%	(1,209)	(5%)
Gross margin (%)	35%	34%	35%		3%		0%
R&D expenses	6,287	6,531	5,805	(244)	(4%)	482	8%
SG&A expenses	18,300	18,280	18,676	20	0%	(376)	(2%)
Operating expenses	24,587	24,811	24,481	(224)	(1%)	106	0%
Operating income (loss)	(2,234)	(3,767)	(919)	1,533	(41%)	(1,315)	143%
Net income (loss)	(4,143)	(6,437)	(3,069)	2,294	(36%)	(1,074)	35%
Earnings per share:							
Basic	($0.04)	($0.06)	($0.03)		(33%)		33%
Diluted	($0.04)	($0.06)	($0.03)		(33%)		33%
Weighted average number of shares:							
Basic	104,350	104,144	105,596		0%		(1%)
Diluted	104,350	104,144	105,596		0%		(1%)

Slide No. 6

MRV

Quarterly Results of Operations Highlights Q2 2005 Financial Review Q2 2005 Financial Review Q2 2005 Financial Review

Q2 2005 Financial Review

Results of Operations – Networking Group

	Q2-2005	Q1-2005	Q4-2004	Q3-2004	Q2-2004	Q1-2004
Revenue	**54,704**	**50,162**	**67,905**	**50,623**	**58,809**	**49,855**
Cost of goods sold	34,046	30,119	42,261	31,905	36,411	31,210
Gross profit	**20,658**	**20,043**	**25,644**	**18,718**	**22,398**	**18,645**
Gross margin	**38%**	**40%**	**38%**	**37%**	**38%**	**37%**
Total operating expenses	**20,711**	**20,645**	**21,611**	**18,497**	**20,319**	**20,232**
Operating income (loss)	**(53)**	**(602)**	**4,033**	**221**	**2,079**	**(1,587)**

Slide No. 7

Results of Operations - Networking Group Q2 2005 Financial Review Q2 2005 Financial Review Q2 2005 Financial Review

Q2 2005 Financial Review

Results of Operations – Optical Group

	Q2-2005	Q1-2005	Q4-2004	Q3-2004	Q2-2004	Q1-2004
Revenue	**10,613**	**13,054**	**14,598**	**12,695**	**8,829**	**10,309**
Cost of goods sold	8,918	12,053	12,485	11,279	7,666	8,528
Gross profit	**1,695**	**1,001**	**2,113**	**1,416**	**1,163**	**1,781**
Gross margin	**16%**	**8%**	**14%**	**11%**	**13%**	**17%**
Total operating expenses	**3,434**	**3,731**	**4,811**	**4,167**	**3,687**	**3,648**
Operating income (loss)	**(1,739)**	**(2,730)**	**(2,698)**	**(2,751)**	**(2,524)**	**(1,867)**

Slide No. 8
MRV

Results of Operations - Optical Group Q2 2005 Financial Review Q2 2005 Financial Review Q2 2005 Financial Review

Q2 2005 Financial Review

Results of Operations – Development Group

	Q2-2005	Q1-2005	Q4-2004	Q3-2004	Q2-2004	Q1-2004
	-	-	-	-	-	-
	-	-	-	-	-	-
Gross profit	-	-	-	-	-	-
Total operating expenses	442	435	447	564	474	609
Operating loss	(442)	(435)	(447)	(564)	(474)	(609)

Slide No. 9

MRV

Results of Operations - Development Group Q2 2005 Financial Review Q2 2005 Financial Review Q2 2005 Financial Review

Q2 2005 Financial Review

Revenue Analysis by Geographical Region

($ thousands)	Q2-2005	Q1-2005	Q2-2004	Q o Q Q2/05 Vs. Q1/05 US$	%	Y o Y Q2/05 Vs. Q2/04 US$	%
Americas	15,390	17,711	14,430	(2,321)	(13%)	960	7%
Europe	45,643	41,269	48,920	4,374	11%	(3,277)	(7%)
Asia Pacific	3,363	2,872	2,754	491	17%	609	22%
Other regions	251	155	1,127	96	62%	(876)	(78%)
Total Revenues	64,647	62,007	67,231	2,640	4%	(2,584)	(4%)

Slide No. 10

Revenue Analysis by Geographical Region Q2 2005 Financial Review Q2 2005 Financial Review Q2 2005 Financial Review

Q2 2005 Financial Review

Revenue Analysis by Product Line

($ thousands)	Q2-2005	Q1-2005	Q2-2004	Q o Q Q2/05 Vs. Q1/05 US$	%	Y o Y Q2/05 Vs. Q2/04 US$	%
Fiber optic components (*)	10,247	12,230	9,052	(1,983)	(16%)	1,195	13%
Switches and routers	16,243	11,962	18,934	4,281	36%	(2,691)	(14%)
Console management products	4,790	4,340	6,446	450	10%	(1,656)	(26%)
Physical layer products	16,921	17,946	14,910	(1,025)	(6%)	2,011	13%
Services	6,122	6,002	5,285	120	2%	837	16%
Other	10,324	9,527	12,604	797	8%	(2,280)	(18%)
Total Revenues	64,647	62,007	67,231	2,640	4%	(2,584)	(4%)

(*) Please note that our Networking Group also sells certain fiber optic components such as SFPs and GBICs, which are part of its system solutions

Slide No. 11

MRV

Revenue Analysis by Product Line Q2 2005 Financial Review Q2 2005 Financial Review Q2 2005 Financial Review

Q2 2005 Financial Review

Quarterly Results Highlights – Financial Position

($ thousands)	Q2-2005	Q1-2005	Q2/05 Vs. Q1/05 US$	%
Assets				
Cash position (1)	**73,139**	**79,236**	**(6,097)**	**(8%)**
Cash to debt (2) ratio	**1.62**	**1.70**		**(5%)**
Accounts receivable, net	**66,961**	**68,110**	**(1,149)**	**(2%)**
Days receivables (days)	94	100	**(6)**	**(6%)**
Inventories	**43,943**	**44,338**	**(395)**	**(1%)**
Days inventory (days)	95	98	**(3)**	**(3%)**
Liabilities				
Accounts payable	**34,272**	**38,071**	**(3,799)**	**(10%)**
Short-term obligations (3)	**21,889**	**23,462**	**(1,573)**	**(7%)**
Long-term obligations	**23,191**	**23,086**	**105**	**0%**

(1) Includes - Cash and cash equivalents, short and long-term marketable securities and time deposits

(2) Includes - Short-term obligations, long-term debt including current portion and convertible notes

(3) Includes - Current portion of long-term debt and short-term obligations

Slide No. 12

Quarterly Results Highlights - Financial Position Q2 2005 Financial Review Q2 2005 Financial Review Q2 2005 Financial Review

2nd Quarter 2005
Financial Results Teleconference
Executive Overview

LuminentOIC

Near Margalit
Chief Executive Officer, LuminentOIC

Slide No. 13
MRV

2nd Quarter 2005 Financial Results Teleconference Executive Overview Slide No. 25 Near Margalit Chief Executive Officer, LuminentOIC

2nd Quarter 2005 Financial Results Teleconference Q&A Session Slide No. 27